                                                                     EXHIBIT 2.1


                         ----------------------------

                           STOCK PURCHASE AGREEMENT

                         ----------------------------



                         dated as of January 31, 2000


                                 by and among



                                 WILLIAM MCKAY
                                   as Buyer

                                      and

                       SMITH ACQUISITION COMPANY, INC.,
                    d/b/a SOUTHWEST PRODUCTS COMPANY, INC.
                                  as Company

                                      and

                              SUNBASE ASIA, INC.
                                   as Parent

                                      and

                                 SAMUEL T. MOK
                               as Voting Trustee

                               TABLE OF CONTENTS

                                                                                                               Page
ARTICLE I......................................................................................................   1
         PURCHASE AND SALE OF COMPANY SHARES...................................................................   1
                  1.1      Sale of Company Shares by Seller....................................................   1
                  1.2      Time and Place of Closing...........................................................   1
                  1.3      No Implied Representations or Warranties............................................   2

ARTICLE II.....................................................................................................   2
         PURCHASE PRICE........................................................................................   2
                  2.1      Purchase Price......................................................................   2

ARTICLE III....................................................................................................   2
         SELLER REPRESENTATIONS AND WARRANTIES.................................................................   2
                  3.1      Organization; Title to Company Shares...............................................   2
                  3.2      Certificate of Incorporation and Bylaws.............................................   3
                  3.3      Authority...........................................................................   3
                  3.4      No Conflict; Required Filings and Consents..........................................   3
                  3.5      Absence of Litigation...............................................................   3
                  3.6      Brokers.............................................................................   4

ARTICLE IV.....................................................................................................   4
         COMPANY REPRESENTATIONS AND WARRANTIES................................................................   4
                  4.1      Organization........................................................................   4
                  4.2      Capital Stock.......................................................................   4
                  4.3      Certificate of Incorporation and Bylaws.............................................   4
                  4.4      No Conflict; Required Filings and Consents..........................................   4
                  4.5      Absence of Litigation...............................................................   4
                  4.6      Absence of Obligation...............................................................   4

ARTICLE V......................................................................................................   5
         BUYER REPRESENTATIONS AND WARRANTIES..................................................................   5
                  5.1      Organization; Approvals.............................................................   5
                  5.2      Authority...........................................................................   5
                  5.3      No Conflict; Required Filings and Consents..........................................   5
                  5.4      Absence of Litigation...............................................................   5
                  5.5      Brokers.............................................................................   6
                  5.6      Status of Buyer.....................................................................   6

ARTICLE VI.....................................................................................................   6
         CERTAIN COVENANTS.....................................................................................
                  6.1      Expenses............................................................................   6
                  6.2      Retention of Records................................................................   6

ARTICLE VII....................................................................................................   6
         ADDITIONAL AGREEMENTS.................................................................................   6
                  7.1      Notification of Certain Matters.....................................................   6
                  7.2      Public Announcements................................................................   6
                  7.3      Indemnification by Buyer............................................................   7
                  7.4      Mutual Release between Buyer, Seller and the Company................................   7
                  7.5      Release of Service Providers........................................................   7
                  7.6      Consent and Release of Corporate Guarantee from Seller's Debenture Holders .........   7
                  7.7      Liquidated Damages..................................................................   7
                  7.8      Cooperation.........................................................................   7

ARTICLE VIII CONDITIONS OF CLOSING.............................................................................   8
                  8.1      Conditions to Obligations of Each Party.............................................   8
                  8.2      Additional Conditions to Obligations of Buyer.......................................   8
                  8.3      Additional Conditions to Obligations of the Seller..................................   9

ARTICLE IX.....................................................................................................  10
         GENERAL PROVISIONS....................................................................................  10
                  9.1      No Survival of Representations, Warranties, Covenants and Agreements................  10
                  9.2      Notices.............................................................................  10
                  9.3      Certain Definitions.................................................................  11
                  9.4      Headings............................................................................  11
                  9.5      Severability........................................................................  12
                  9.6      Entire Agreement....................................................................  12
                  9.7      Assignment..........................................................................  12
                  9.8      Parties In Interest.................................................................  12
                  9.9      Governing Law.......................................................................  12
                  9.10     Counterparts........................................................................  12
                  9.11     Amendment...........................................................................  12
                  9.12     Waiver of Jury Trial................................................................  12

                           STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT dated as of January 31, 2000 (the "Agreement") between William McKay ("Buyer") and SMITH ACQUISITION COMPANY, INC., D/B/A SOUTHWEST PRODUCTS COMPANY, INC., a California corporation (the "Company"), SUNBASE ASIA, INC., a Nevada corporation (the "Seller"), and SAMUEL
T. MOK, as voting trustee for all of the issued and outstanding shares of capital stock of the Company (the "Trustee").

                                   RECITALS:

         WHEREAS, Buyer desires to acquire all of the issued and outstanding shares (the "Company Shares") of capital stock of the Company upon the terms and conditions set forth herein; and

         WHEREAS, the Company is a wholly-owned subsidiary of Seller; and

         WHEREAS, voting rights with respect to all of the Company Shares have been transferred to a trust administered by the Trustee pursuant to that certain Voting Trust Agreement (the "Trust Agreement") dated as of December 31, 1998 by and between the Company, Seller and Trustee; and

         WHEREAS, the Seller and Trustee desire to sell the Company Shares upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                      PURCHASE AND SALE OF COMPANY SHARES

         1.1 Sale of Company Shares by Seller. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing (as defined in Section 1.2), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of the Company Shares, free and clear of all restrictions on transfer (subject, however, to restrictions on the transferability thereof under all applicable securities laws and regulations thereunder), liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands (other than the rights of Buyer under this Agreement).

         1.2   Time and Place of Closing.

               (a) The closing of the transactions contemplated hereby (the "Closing") will take place on April 10, 2000, or at such other time as the parties agree at or prior to 60 days after the date of execution of the Agreement (the "Closing Date"). The Closing shall be held at the offices of Jenkens & Gilchrist, 1919 Pennsylvania Ave., N.W., Suite 600, Washington, D.C. 20006, or such location as may be agreed upon by the parties.

               (b)  At the Closing:

                    (i) Buyer shall deliver Seller (A) immediately available funds by wire transfer to an account specified by Seller in an amount equal to the Purchase Price (as defined in Section 2.1), offset as provided in Section 2.1, and (B) the certificates and other agreements and documents set forth in
Article VIII; and

                    (ii) Seller shall deliver to Buyer (A) the certificate or certificates representing all of the Company Shares, either duly endorsed for transfer to Buyer or accompanied by appropriate duly executed stock powers and with all requisite stock transfer stamps and taxes attached or provided for, (B) the certificates and other documents set forth in Article VIII, and (C) resignations from each member of the Company's Board of Directors.

         1.3 No Implied Representations or Warranties. William McKay, the Buyer, has been the chief executive officer of the Company since 1991. It is the intention of the parties that the sole representations and warranties of Seller and/or the Company are set forth in Article III and Article IV hereof and that except as specifically provided in Article III or Article IV, the Company Shares and the Company are being purchased "WHERE IS, AS IS."

                                  ARTICLE II

                                PURCHASE PRICE

         2.1 Purchase Price. The aggregate purchase price for the Company Shares shall be Three Million Five Hundred Thousand United States Dollars (US $3,500,000) (the "Purchase Price"). On the date of this Agreement, Buyer shall deliver to the Voting Trustee the amount of One Hundred Thousand United States Dollars (US $100,000) as earnest money. At Closing, the earnest money shall be offset against the Purchase Price, the balance of which shall be delivered by Buyer to Seller at Closing by wire transfer in immediately available federal funds to an account designated by Seller by written notice to Buyer given at least two days prior to the Closing Date.

                                  ARTICLE III

                     SELLER REPRESENTATIONS AND WARRANTIES

         Seller represents and warrants to Buyer as follows:

         3.1 Organization; Title to Company Shares. Seller is a corporation validly existing and in good standing under the laws of the State of Nevada. Seller is, and on the Closing Date will be, the record and beneficial owner of the Company Shares, and Seller owns, and on the Closing Date will own, the Company Shares free and clear of all restrictions on transfer, liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands (other than restrictions on transferability under applicable securities laws and regulations thereunder and the rights of Buyer under this Agreement). The delivery on the Closing Date of the certificates representing the Company Shares purchased hereunder to Buyer will transfer to Buyer good, valid and marketable title to the Company

Shares, free and clear of all restrictions on transfer (other than restrictions on transferability under applicable securities laws and regulations thereunder), liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands.

         3.2 Certificate of Incorporation and Bylaws. Seller has made available to Buyer a true, complete and accurate copy of its Certificate of Incorporation and Bylaws, as amended or restated (the "Seller Certificate and
                                                       ----------------------
Bylaws"). Such Seller Certificate and Bylaws are in full force and effect.
------
Seller is not in violation of any of the provisions of the Seller Certificate and Bylaws.

         3.3 Authority. Each of Seller and Trustee has the requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than applicable stockholder approvals). This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Seller and, assuming due authorization, execution and delivery by Buyer, is enforceable against Seller in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

         3.4 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement and the transactions contemplated hereby by Seller shall not, (i) conflict with or violate the Seller Certificate and Bylaws (ii) conflict with or violate any federal or state law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to Seller or by which it or any of its properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, cancellation of, or result in the creation of a lien on Seller or any of its assets pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller is a party, except for any such conflicts, violations, breaches, defaults or other occurrences that have been waived or that individually or in the aggregate, would not, or be reasonably likely to have, have a Material Adverse Effect with respect to Seller.

         3.5 Absence of Litigation. Seller is not a party to any, and there are no pending or, to the knowledge of Seller, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Seller challenging the validity or propriety of the transactions contemplated by this Agreement which if unfavorably determined would prevent the consummation of the transactions contemplated hereby, except where such events would not have, or be reasonably likely to have, a Material Adverse Effect with respect to Seller or the Company.

         3.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller, except as provided in that certain agreement between Seller and Trustee and that certain agreement between Seller and Friedman, Billings, Ramsey & Co., Inc. regarding such fees, which fees are the sole responsibility of, and are to be paid by, Seller.

                                  ARTICLE IV

                    COMPANY REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer with respect to both Seller and the Company, as follows:

         4.1 Organization. The Company is a corporation validly existing and in good standing under the laws of the State of California.

         4.2 Capital Stock. As of the Closing Date, the authorized capital stock of the Company consists of 10,000,000 shares of common stock, no par value, and 4,000,000 shares of preferred stock, no par value. As of the Closing Date, the only issued and outstanding shares of common stock are the Company Shares, all of which are, duly authorized, validly issued, fully paid and nonassessable, and the issuance thereof was in compliance with all applicable Laws.

         4.3 Certificate of Incorporation and Bylaws. The Company has made available to Buyer a true, complete and accurate copy of its Certificate of Incorporation and Bylaws, as amended or restated (the "Company Certificate and
                                                       -----------------------
Bylaws"). Such Company Certificate and Bylaws are in full force and effect.
------

         4.4 No Conflict; Required Filings and Consents. The transactions contemplated hereby by the Company shall not, (i) conflict with or violate the Company Certificate and Bylaws or (ii) conflict with or violate any Laws applicable to the Company or by which it or any of its properties are bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences that individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company.

         4.5 Absence of Litigation. To the knowledge of Seller, the Company is not a party to any, and there are no pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company challenging the validity or propriety of the transactions contemplated by this Agreement which if unfavorably determined would prevent the consummation of the transactions contemplated hereby. This representation does not purport to apply to the pending ITAR investigation.

         4.6 Absence of Obligations. Except as set forth on Schedule 4.6 hereto, Seller has not executed any agreement creating any obligation for the Company (other than in connection with those obligations set forth in Section 8.2(f), which obligations will be discharged on the Closing Date).

                                   ARTICLE V

                     BUYER REPRESENTATIONS AND WARRANTIES

         Buyer represents and warrants to the Company and Seller as follows:

         5.1 Organization; Approvals. Buyer has the requisite power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Buyer Approvals") necessary to own, lease and operate its properties and to
  ---------------
carry on its business as it is now being conducted, and Buyer has not received any notice of proceedings relating to the revocation or modification of any Buyer Approvals, except where the failure to be so organized, existing and in good standing or to have such power, authority, Buyer Approvals and revocations or modifications would not, individually or in the aggregate, have a Material Adverse Effect with respect to Buyer.

         5.2 Authority. Buyer has the requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transaction contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transaction contemplated hereby. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Buyer and, assuming due authorization, execution and delivery by the Company and Seller, is enforceable against Buyer in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

         5.3 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement and the transaction contemplated hereby by Buyer shall not, (i) conflict with or violate any Laws applicable to Buyer or by which it or any of its properties are bound or affected, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Buyer pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer is a party or by which it or any of its properties is bound or affected, except in the case of clauses (ii) and
(iii) for any such conflicts, violations, breaches, defaults or other occurrences that individually or in the aggregate, would not have a Material Adverse Effect with respect to Buyer.

         5.4 Absence of Litigation. Buyer is not a party to any, and there are no pending or, to the knowledge of Buyer, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer challenging the validity or propriety of the transactions contemplated by this Agreement which if unfavorably determined would prevent the consummation of the transaction contemplated hereby.

         5.5 Brokers. There is no broker, finder or investment banker who is entitled to any brokerage, finder's or other fee or commission from Seller or any of its affiliates in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

         5.6 Status of Buyer. Buyer is knowledgeable and experienced in making business investments, and able to bear the economic risk of loss of its investment in the Company Shares.

                                  ARTICLE VI

                               CERTAIN COVENANTS

         6.1 Expenses. All Expenses (as defined below) incurred by Buyer, on the one hand, and Seller, on the other hand, shall be borne solely and entirely by Buyer, on the one hand, and Seller, on the other hand. "Expenses" as used in
                                                           --------
this Agreement shall include all reasonable fees and out-of-pocket expenses (including without limitation all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated hereby. Seller shall be liable for and assume and pay the broker's fees owed to Friedman, Billings, Ramsey & Co., Inc.

         6.2 Retention of Records. Buyer shall retain all books and records of the Company that Buyer receives from the Company for a period of six years following the Closing Date. After the Closing, Seller and its representatives shall have reasonable access to all such books and records during normal business hours. In addition, Buyer shall upon reasonable request furnish to Seller, at Seller's expense, copies of any such books or records.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

         7.1 Notification of Certain Matters. Seller and the Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller and the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of Seller or the Company or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         7.2 Public Announcements. Buyer and Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transaction contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law.

         7.3 Indemnification by Buyer. Buyer and the Company shall indemnify and hold harmless Seller, its affiliates and the officers, directors and shareholders of Seller and its affiliates, from any and all claims, losses, damages or other amounts (including reasonable attorneys fees and expenses) relating to any claims by any party relating to or arising out of the Seller's purchase of the Company from its former shareholders, including without limitation Seller's alleged failure to issue certain capital stock in a timely fashion.

         7.4 Mutual Release between Buyer, Seller and the Company. At Closing, Buyer and Seller shall execute a mutual release pursuant to which each party shall release the other (together with its affiliates, agents, officers, directors and shareholders) from any and all claims and causes of action, whether now existing or hereafter arising, relating to any event or matter, including, without limitation, the employment agreement between the Company, Seller and Buyer. The mutual release shall exclude obligations under this Agreement and shall be in a form mutually acceptable to Buyer and Seller.

         7.5 Release of Service Providers. At Closing, the Company shall execute a release pursuant to which it releases the Voting Trustee, Friedman, Billings, Ramsey & Co., Inc., Jenkens & Gilchrist and Oppenheimer, Wolff, Donnelly and Bayh (together with their affiliates, officers, directors and shareholders) from any and all claims and causes of action, whether now existing or hereafter arising, relating to any event or matter. The release shall be in a form mutually acceptable to the Company and the person being released.

         7.6 Consent and Release of Corporate Guarantee from Seller's Debenture Holders. Prior to Closing, Seller shall use its best efforts to obtain the written consent of its debenture holders to the transactions contemplated hereby and a release by its debenture holders of the Company, which release shall be effective upon the debenture holders' receipt of immediately available funds in the amount of U.S. $2.6 million at Closing.

         7.7 Liquidated Damages. In the event that Buyer shall fail to close the purchase of the Company for any reason other than a breach of this Agreement by Seller or the fact that a condition to Buyer's obligations to close set forth in Section 8.1 or Section 8.2 shall not have been satisfied, Seller shall be entitled to keep the $100,000 earnest money and Buyer shall promptly pay Seller the additional amount of $900,000. Such amounts shall constitute liquidated damages and not a penalty. Buyer's obligations under this Section shall be personally guaranteed by William McKay pursuant to a guaranty executed on the date hereof in form acceptable to Seller.

         7.8 Cooperation. No party to this Agreement shall take any action that materially impairs the ability of such party or the ability of the parties to consummate the transactions contemplated hereby.

                                 ARTICLE VIII

                             CONDITIONS OF CLOSING

         8.1 Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following condition:

               (a)  No Order. No federal or state governmental or regulatory
                    --------
authority or other agency or commission, or federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which restricts, prevents or prohibits consummation of the transactions contemplated by this Agreement.

         8.2 Additional Conditions to Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated hereby are also subject to the following conditions:

               (a)  Representations and Warranties. Each of the representations
                    ------------------------------
and warranties of the Company and Seller contained in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects).

               (b)  Trust Agreement. The Trustee shall have provided Buyer
                    ---------------
evidence as to the termination of the Trust Agreement upon the Closing.

               (c)  Agreements and Covenants. The Company shall have performed
                    ------------------------
or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

               (d)  Consents Obtained. All consents, waivers, approvals,
                    -----------------
authorizations or orders required to be obtained and all filings required to be made by Seller or the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Seller and the Company, except those for which failure to obtain such approvals or make such filings would not individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

               (e)  No Challenge. There shall not be pending any action,
                    ------------
proceeding or investigation before any court or administrative agency or by a government agency (i) challenging or seeking material damages in connection with, the transactions hereby contemplated or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Buyer of all or any portion of the Company.

               (f)  Certain Obligations. Any obligations of the Company to the
                    -------------------
Voting Trustee, Friedman, Billings, Ramsey & Co., Jenkens & Gilchrist and Oppenheimer, Wolff, Donnelly and Bayh shall have been paid and discharged by the Company. The Company shall have been released from any obligations to Seller (including any amounts owing as intercompany loans or capital investment) and to Seller's debenture holders, such release is to be effective upon the debenture holders' receipt of immediately available funds in the amount of U.S. $2.6 million at Closing.

               (g)  Material Adverse Effect. Neither the Seller or the Voting
                    -----------------------
Trustee shall have executed a contract or agreement dated after the date hereof that has a Material Adverse Effect on the Company.

               8.3 Additional Conditions to Obligations of the Seller. The obligations of Seller to effect the transactions contemplated hereby are also subject to the following conditions:

               (a)  Representations and Warranties. Each of the representations
                    ------------------------------
and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have been true and correct in all respects).

               (b)  Agreements and Covenants. Buyer shall have performed or
                    ------------------------
complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

               (c)  Consents Under Agreements. All consents, waivers, approvals,
                    -------------------------
authorizations or orders required to be obtained, and all filings required to be made by Buyer for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Buyer, except where failure to obtain any consents, waivers, approvals, authorizations or orders required to be obtained or any filings required to be made would not have a Material Adverse Effect with respect to Buyer.

               (d)  No Challenge. There shall not be pending any action,
                    ------------
proceeding or investigation before any court or administrative agency or by a government agency (i) challenging or seeking material damages in connection with, transactions hereby contemplated or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Buyer of all or any portion of the Company, which in either case would have a Material Adverse Effect with respect to the Company.

               (e) Required Consents. At or prior to Closing, Seller shall have received all material governmental approvals and governmental consents contemplated by this transaction and the written consent of Seller's debenture holders to this transaction.

                                  ARTICLE IX

                              GENERAL PROVISIONS

         9.1 No Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties of the parties shall expire at Closing.

         9.2 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be effective upon receipt:

               (a)  If to Seller or the Trustee:

                    Samuel T. Mok, Voting Trustee
                    1001 Connecticut Avenue, N.W.
                    Suite 1035
                    Washington, D.C.  20036
                    Attention: Samuel T. Mok

               With copies to:

                    Jenkens & Gilchrist, a Professional Corporation 1445 Ross Ave., Suite 3200
                    Dallas, Texas  75202

                    1919 Pennsylvania Avenue, NW
                    Suite 600
                    Washington, D.C. 20006-3404
                    Telecopier:  (202) 326-1555
                    Attention: Andrew Lynch

               (b)  If to Buyer:

                    William McKay
                    Southwest Products
                    2240 Buena Vista
                    Irwindale, CA 91706
                    Telecopier: (626) 303-6141
                    Attention: William McKay

               With a copy to:

                    ______________________________

                    ______________________________

                    ______________________________

                    Telecopier:  _________________

                    Attention:  __________________

         9.3   Certain Definitions.  For purposes of this Agreement, the term:

               (a)  "Law" shall have the meaning set forth in Section 3.4.
                     ---

               (b)  "Lien" shall mean any conditional sale agreement, default of
                     ----
title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) liens for current property taxes not yet due and payable, and (ii) liens which do not materially impair the use of, or title to, or value of the assets subject to such lien.

               (c)  "Material Adverse Effect" means, with respect to Buyer,
                     -----------------------
Seller, the Company or Company, (i) any adverse effect on the assets, properties, liabilities, results of operations or financial condition of, and which is material with respect to, such party (or the Company), or (ii) any effect that materially impairs the ability of such party to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (A) actions contemplated by this Agreement, (B) changes in laws and regulations or interpretations thereof that are generally applicable to the manufacturing industry and (C) changes in generally accepted accounting principles that are generally applicable to the manufacturing industry.

               (d)  "person" means an individual, corporation, partnership,
                     ------
association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act); and

               (e)  "subsidiary" or "subsidiaries" of the Company, Seller, Buyer
                     ----------      ------------
or any other person, means any corporation, partnership, joint venture or other legal entity of which either the Company, Seller, Buyer, or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         9.4   Headings. The headings contained in this Agreement are for
               --------
reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         9.6 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

         9.7 Assignment. This Agreement shall not be assigned by operation of law or otherwise, without the prior written consent of each of Buyer, Seller and Trustee.

         9.8 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         9.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

         9.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         9.11 Amendment. This Agreement may be amended by the agreement in writing of all of the parties and in accordance with their applicable charter documents and applicable Law.

         9.12 Waiver of Jury Trial. Each of Seller and Buyer waives rights to a trial by jury of any claim or cause of action based upon or arising out of or related to this Agreement, any assignment or the transactions contemplated hereby, in any action, proceeding or other litigation of any type brought by any party against the other parties, whether with respect to contract claims, tort claims or otherwise. Each of Seller and Buyer agrees that any such claim or cause of action shall be tried without a jury. Without limiting the foregoing, the parties further agree that their respective rights to a trial by jury is waived by operation of this Section as to any action, counterclaim or other proceeding which seeks, in whole or in part, to challenge the validity or enforceability of this Agreement, any assignment or any provision hereof or thereof. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement or any assignment.

                            [Signature page follows.]

         IN WITNESS WHEREOF, the Company, Buyer and Trustee have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                              SMITH ACQUISITION COMPANY INC.,
                              d/b/a SOUTHWEST PRODUCTS COMPANY,
                              INC. ("Company")


                              By: /s/ Samuel T. Mok
                                 ----------------------------------
                              Name:   SAMUEL T. MOK
                                   --------------------------------
                              Title: CHAIRMAN
                                    -------------------------------


                              /S/ William McKay
                              -------------------------------------
                              WILLIAM MCKAY



                              SUNBASE ASIA, INC. ("Seller")


                              By: /S/ Li Yuen Fai (Roger)
                                 ----------------------------------
                              Name: LI YUEN FAI
                                   --------------------------------
                              Title: CHIEF FINANCIAL OFFICER
                                    -------------------------------



                              /s/ Samuel T. Mok
                                 ----------------------------------
                                 SAMUEL T. MOK, AS TRUSTEE

                     ACTIONS BY UNANIMOUS WRITTEN CONSENT
                           OF THE BOARD OF DIRECTORS
                                      OF
                               SUNBASE ASIA INC.

       ----------------------------------------------------------------

               The undersigned, being all the directors of Sunbase Asia Inc., a Nevada Corporation (the "Corporation"), in accordance with Section 78.315 (2) of the Nevada General Corporation Law and Article III, Section 15 of the By-laws of the Corporation, hereby consent to the adoption of the following resolution without a meeting.

               RESOLVED to dispose the equity interest of Southwest Products Company to William Mckay at a consideration of US$3,500,000. It was further resolved that the attached stock purchase agreement in relation to the disposal of the equity increase of Southwest Products Company was approved.

               RESOLVED to authorize Mr. Roger Li to sign on the stock purchase agreement in regarding to the disposal of Southwest Products Company on behalf of the company.

--------------------------------------------------------------------------------

          Dated : 2 FEB 2000                      /s/ Gunter Gao
                 ---------------------------      ---------------------------
                                                       Gunter Gao




          Dated : 2 FEB 2000                     /s/ Li Yuen Fai (Roger)
                 ---------------------------     ---------------------------
                                                      Li Yuen Fai (Roger)




          Dated : 2 Feb 2000                     /s/ Hongfei Chen
                 ---------------------------     ---------------------------
                                                      Hongfei Chen